Exhibit 99.1

June 27, 2012

Contact:	Stephen P. Theobald
Executive Vice President and
Chief Financial Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES CLOSES ON $50 MILLION PRIVATE PLACEMENT OF COMMON STOCK

    Norfolk, Virginia, June 27, 2012:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, today announced that it has closed a $50 million private placement of common stock (the “Private Placement”).   The Company issued an aggregate 71,428,572 common shares at a price of $0.70 per share to the following entities or their affiliates or managed funds: Anchorage Capital Group, L.L.C., CapGen Capital Group VI LP and The Carlyle Group (together, the “Investors”) pursuant to the terms of a standby purchase agreement between the Investors and the Company.

    The Company plans to raise an additional approximately $30 million to $45 million in capital by issuing from 42,836,460 to 64,285,714 common shares in a public rights offering (the “Rights Offering”) that it expects to undertake during the third quarter of 2012.  In the Rights Offering, the Company will grant each of its shareholders other than the Investors non-transferable rights to purchase up to, but no more than, a pro rata share of the maximum $95 million in capital to be raised in the Private Placement and the Rights Offering. The rights will be distributed to shareholders of record as of May 31, 2012 and may be exercised at $0.70 per share, the same price per share paid by the Investors in the Private Placement.  The Rights Offering will commence upon the registration statement for the Rights Offering shares being declared effective by the Securities and Exchange Commission (the “SEC”).

The Investors have agreed not to participate in the Rights Offering and have agreed to serve as standby purchasers of all or a portion of the shares offered but not purchased in the Rights Offering (the “Standby Purchase”). The number of shares the Investors purchase as standby purchasers and the ultimate size of the combined capital raise will depend on the level of shareholder participation in the Rights Offering.

     In addition, the Investors have terminated warrants they hold to purchase 1,836,302 shares of the Company’s common stock at a current exercise price, subject to adjustment, of $10.00 per share.

    The Company expects to use the proceeds from the Private Placement and Rights Offering for general corporate purposes, which will include, but not be limited to, making capital contributions to its banking subsidiaries.

Additional Information

Purchases of Common Stock by the Investors in the Private Placement and Standby Purchase discussed in this press release involve the sale of securities in private transactions, and such shares have not been registered under the Securities Act of 1933.

 This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements regarding the purpose, timing, consummation and consequences of the transactions described herein, including the Rights Offering and Standby Purchase.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Company’s Quarterly Report for the fiscal quarter ended March 31, 2012 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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